EXHIBIT 10.55

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT ("Agreement") by and between Hydrogen Power Inc., a Delaware corporation (the "Company") headquartered at Metropolitan Tower, 1942 Westlake Ave. Suite 1010 Seattle, Washington and Ricky Gujral (the "Executive"), is made as of October 20 , 2005 and effective on the date of the closing of the merger between Hydrogen Power Inc. and Equitex.

WHEREAS, the Board of Directors of the Company (the "Board") has determined that Executive will play a critical role in the operations of the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive's employment with the Company is terminated under the circumstances described below.

1. Term and Termination.

(a).  The Initial Term of the Employment Agreement of the Executive shall be extended on the date of the closing of the merger between Hydrogen Power Inc.and Equitex and it shall continue in effect for a period of five (5) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company.

(b).  This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

(c).  In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this

Agreement upon one (1) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive Bonus payments or other compensation, prorated or- otherwise.

2. Severance Pay.

(a)  Severance Pay Following a Change in Control. In the event a Change in Control (as defined below) occurs and, within one (1) year thereafter, the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), then the Company shall pay to the Executive (as severance pay) a lump sum payment equal to (i) his then current base salary multiplied by two (2), plus (ii) his then current target bonus multiplied by two (2), within 30 days after the Termination Date (as defined below). The Executive agrees that after the Termination Date, but prior to payment of the severance pay and bonus called for by this paragraph, he shall execute a release, based on the Company's standard form severance agreement, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates. Executive understands and agrees that the payment of the severance pay and bonus called for by this paragraph are contingent on his execution of the previously described release of claims.

(b)  Severance Pay Absent a Change in Control. In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below), then the Company shall continue to pay to the Executive (as severance pay), (1) his regular base salary as in effect on the Executive's last day of employment (exclusive of bonus or any other compensation), for two (2) years following the Termination Date (as defined below), plus (ii) at the end of each year, the amount of Executive's target bonus as in effect on the Executive's last day of employment. Unless the parties agree otherwise, the severance pay provided for in clause

(i) above shall be paid in installments, in accordance with the Company's regular payroll practices, and the severance pay set forth in (ii) above shall be paid within 30 days of the end of the fiscal year to which such amount relates. The Executive agrees that after the Termination Date, but prior to payment of the severance pay and bonus called for by this paragraph, he shall execute a release, based on the Company's standard form severance agreement, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates. Executive understands and agrees that the payment of the severance pay and bonus called for by this paragraph are contingent on his execution of the previously described release of claims.

(c) Sole Remedy. The payment to the Executive of the amounts payable under this Section shall constitute the sole remedy of the Executive in the event of a termination of the Executive's employment by the Company or a resignation by the Executive that results In payment of benefits under this Section 2.

3. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)  "Cause" shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by Executive in connection with his employment duties, (ii) failure by Executive to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (iii) mis-appropriation by Executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Executive's indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.
(b)  "Good Reason" shall mean: (i) the unilateral relocation by the Company of the Executive's principal work place for the Company to a site more than 60 miles from Seattle, Washington; (ii) a reduction in the Executive's then current base salary, without the Executive's consent; or (iii) the Executive's assignment to a position where the duties of the position are outside his area of professional competence.
(c)  "Change in Control" shall mean the consummation of any of the following events: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a sale, merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity, provided, however, that no Change in Control shall be deemed to have occurred due to the conversion or payment of any equity or debt instrument of the Company which is outstanding on the date hereof.

(d)  "Termination Date" shall mean the Executive's last day on the payroll of the Company.

4. Miscellaneous.
(a)  Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party.
All notices to the Company shall also be addressed to the Company's General Counsel.

(b)  Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c)  Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(d)  Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

(e)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. Any action, suit or other legal matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Washington. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(f)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided,

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however, that the obligations of the Executive are personal and shall not be assigned by him.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(i) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Hydrogen Power Inc. /s/James Matkin Title: Executive Chairman /s/ Ricky Gujral